Exhibit 99.01

CONTACTS:	Robert G. Gargus	Liz Casolari
	Chief Financial Officer	Investor Relations
	Silicon Image, Inc.	Silicon Image, Inc.
	Phone: 408/616-4114	Phone: 408/616-1543
	Fax: 408/830-9531	Fax: 408/830-9531

SILICON IMAGE REVISES 3RD QUARTER OUTLOOK

SUNNYVALE, Calif., October 2, 2003—Silicon Image, Inc. (NASDAQ:  SIMG), a leader in high-bandwidth semiconductor and system solutions for mass markets, today announced that it believes third quarter 2003 revenues will be flat to down one percent compared to the $24.3 million in revenue recorded for the second quarter ended June 30, 2003.  In addition, the company now expects to record a pro-forma* loss for the quarter that is believed to be in the range of $.5 million.  The delta between this and the street consensus of a $.7 million pro-forma profit would apply equally to the GAAP numbers.

Commenting on the announcement, Steve Tirado, president of Silicon Image stated, “A license contract which we expected to close before quarter-end slipped out of the quarter. The missed revenue and profit from this license contract accounts for the difference between our reported results and Street estimates for the quarter. We have a relatively small number of large licensing deals that we close every quarter, and therefore licensing revenue is likely to be lumpy during the year. None of our revenue this quarter or backlog for next quarter reflects any proceeds from the settlement with Genesis. Despite the disappointment in not meeting our licensing revenue target, we are pleased that our product revenues grew 14 percent sequentially and that overall business conditions, as measured by orders and backlog, were very strong during the quarter.  We are entering Q4 with approximately $24 million of revenue in backlog, which represents approximately 90 percent of the current street revenue consensus.”

The company will host a conference call today at 2:30 p.m. PST, (5:30 p.m. EST) to discuss this announcement. The teleconference dial-in number is (719) 457-2679, access code 393561.  The call will also be broadcast over the Internet and can be accessed on the investor relations’ site at www.siliconimage.com.  For those unable to participate in the call, a 24-hour replay will be available after the call at (719) 457-0820, access code 393561, until end-of-day October 7, 2003.

* Pro-forma net income or loss represents net income or net loss, exclusive of amortization and impairment of goodwill and intangible assets, stock compensation expense, restructuring costs, patent defense costs, acquisition integration costs, in-process research & development expenses, and gains on escrow settlement.

About Silicon Image

Headquartered in Sunnyvale, Calif., Silicon Image, Inc. designs, develops and markets multi-gigabit semiconductor and system solutions for a variety of communications applications demanding high-bandwidth capability.  With its proprietary Multi-layer Serial Link (MSL™) architecture, Silicon Image is well positioned for leadership in multiple mass markets including PCs, consumer electronics, and storage.  Silicon Image is a leader in the global PC/display arena with its innovative digital interconnect technology and is now emerging as a leading player in the fields of storage and consumer electronics by offering robust, high-bandwidth semiconductors.  For more information on Silicon Image, visit www.siliconimage.com

Safe Harbor Statement

This news release contains forward-looking information within the meaning of federal securities regulations. These forward-looking statements include statements related to future financial results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements.  In particular backlog may not result in revenue. In addition, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Factors Affecting Future Results” in the most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K filed by Silicon Image with the SEC. Silicon Image assumes no obligation to update this forward-looking information.

Silicon Image and MSL are trademarks or registered trademarks of Silicon Image, Inc. in the United States and other countries.